EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Wednesday, July 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

C&F Financial Corporation Announces

Record 2nd Quarter Earnings and

Inclusion in the Russell 3000® Index

West Point, VA—C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank (the Bank) of West Point, VA, reported record net income of $3,544,000, or $.94 per diluted share, for the quarter ended June 30, 2003 and $6,808,000, or $.1.81 per diluted share, for the six months ended June 30, 2003. For the second quarter of 2003, net income increased 53.6% and diluted earnings per share increased 46.9% over net income and diluted earnings per share, respectively, for the second quarter of 2002. For the six months ended June 30, 2003, net income increased 65.4% and diluted earnings per share increased 58.8% over net income and diluted earnings per share, respectively, for the first six months of 2002. The increase in net income and earnings per share for both the second quarter and the six months ended June 30, 2003 resulted from an increase in the earnings of the Mortgage Banking segment, the inclusion of the earnings of the Consumer Finance segment, which was acquired in September 2002, and an increase in the recurring earnings of the Retail Banking segment.

Net income for the Retail Banking segment was $1,202,000 and $2,494,000 for the second quarter and first six months, respectively, of 2003, as compared to $1,398,000 and $2,434,000 for the second quarter and the first six months, respectively, of 2002. Included in earnings for 2002 was a non-recurring insurance benefit of $277,000. Excluding this benefit, earnings for the Retail Banking segment increased approximately $81,000 for the quarter ended June 30, 2003 and $337,000 for the six months ended June 30, 2003. The increase in earnings is a result of higher average earning assets, principally funded by growth in deposits. The increase in average earning assets is a result of a

EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Wednesday, July 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

higher average balance of loans by the Retail Banking segment to the Mortgage Banking and the Consumer Finance segments, as well as an increase in loans to third party customers.

Earnings for the Mortgage Banking segment increased approximately $914,000 to $1,739,000 for the quarter ended June 30, 2003 and $1,547,000 to $3,084,000 for the six months ended June 30, 2003. The increase in earnings is a result of the continued low interest rate environment and strong demand for mortgage loans, as well as the October 2002 addition of a new loan production office in Fredericksburg, Virginia and an increase in loan officers at existing loan production offices.

On September 1, 2002, the Bank purchased Moore Loans, Inc. Moore Loans is a leading regional finance company providing automobile loans in Richmond, Roanoke and Hampton Roads, Virginia and portions of eastern Tennessee. Earnings for the Consumer Finance segment, consisting solely of Moore Loans, approximated $534,000 for the quarter ended June 30, 2003 and $1,105,000 for the six months ended June 30, 2003.

Total nonperforming assets and accruing loans past due for 90 days or more of the combined Retail and Mortgage Banking Segments have increased since year-end 2002. Real estate owned consists primarily of two commercial properties. For one of these properties, the Corporation is in active negotiations with a third-party purchaser. No additional loss is expected on this property. The increase in accruing loans past due for 90 days or more is primarily the result of a commercial loan approximating $2,500,000. Management is closely monitoring this relationship and believes that assets securing this loan along with the allocated loss allowance are adequate.

President and CEO, Larry Dillon stated, “We are extremely pleased with results for this quarter, which were accompanied by a 13% increase in the Corporation’s regular dividend to $.18 per share. While the growth in earnings

EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Wednesday, July 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

over the past several quarters has been primarily attributed to the Mortgage Banking and the Consumer Finance segments, we continue to focus on the Retail Banking segment as evidenced by the announcement of our expansion plans into the Peninsula and Hanover markets of Virginia. While the opening of new branches and loan production offices are dilutive to earnings in the short run, we are confident that these expansion plans are in the best interests of building shareholder value in the long-term.”

The Corporation’s annualized return on average equity (ROE) and annualized return on average assets (ROA) were 23.92% and 2.64%, respectively, for the quarter ended June 30, 2003 and 23.37% and 2.56% for the first six months of 2003, as compared to 19.44% and 2.26%, respectively, for the quarter ended June 30, 2002 and 17.63% and 2.03% for the first six months of 2002.

The Company also is proud to announce that it was formally included in the list of additions to the Russell 3000® Index by the Frank Russell Company on July 9, 2003. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by market capitalization. Russell uses the list to calculate its Russell 3000®, Russell 2000® and Russell 1000® indexes. Russell indexes are widely used by managers of index funds and as benchmarks for both passive and active business strategies. Investment managers who oversee these funds purchase shares of member stocks according to the company’s weighting in the particular index.

C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $39.70 per share on Tuesday, July 22, 2003, up 61.1% since year-end 2002. At June 30, 2003, the book value of the stock was $17.03 per share. The Corporation paid a cash dividend of $.16 per share during the second quarter of 2003 and declared a

EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Wednesday, July 23, 2003

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

cash dividend of $.18 perp share to be paid on July 1, 2003. The Corporation’s market makers include Advest, Inc., Davenport & Company, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates twelve retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The Corporation provides mortgage, title and appraisal services through C&F Mortgage Corporation’s eleven offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Virginia.

The statements contained in this press release that are not historical facts constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, demand for residential mortgage loans, legislative/regulatory requirements, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

EXHIBIT 99.2

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	6/30/03	12/31/02	6/30/02
Investment securities—available for sale at fair value	$59,858	$60,629	$62,865
Loans held for sale	99,049	107,227	47,657
Loans, net[1]	339,280	328,634	247,611
Federal Home Loan Bank stock	2,072	2,760	1,690
Total assets	554,366	551,922	413,348
Deposits	402,742	383,533	346,354
Borrowings[2]	72,286	94,479	11,927
Shareholders’ equity	61,327	56,233	48,809

Statements of Income

	For The Quarter Ended		For The Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Interest income	$9,916	$6,405	$19,454	$12,957
Interest expense	2,269	2,059	4,584	4,387
Provision for loan losses[3]	843	125	1,381	200
Other operating income	8,095	4,981	14,939	9,062
Other operating expenses	9,565	6,069	18,246	11,789
Income tax expense	1,790	826	3,374	1,526
Net income	3,544	2,307	6,808	4,117
Earnings per common share—assuming dilution	.94	.64	1.81	1.14
Earnings per common share—basic	.98	.65	1.88	1.17
Interest income on a taxable-equivalent basis	10,216	6,724	20,064	13,579

Segment Information

	For The Quarter Ended		For The Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Net income—retail banking	$1,202	$1,398	$2,494	$2,434
Net income—mortgage banking	1,739	825	3,084	1,537
Net income—consumer finance	534	—	1,105	—
Net income—other	69	84	125	146
Mortgage loan originations—mortgage banking	320,691	154,058	562,734	292,693
Mortgage loans sold—mortgage banking	310,976	157,338	570,912	314,299

EXHIBIT 99.2

Selected Data and Ratios

	For The Quarter Ended		For The Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Book value per share	$17.03	$13.79	$17.03	$13.79
Dividends per share	$.18	$.15	$.34	$.30
Annualized return on average assets*	2.64%	2.26%	2.56%	2.03%
Annualized return on average equity*	23.92%	19.44%	23.37%	17.63%
Net interest margin (fully taxable basis)[4]	6.43%	4.93%	6.38%	4.95%

*	Includes a non-recurring insurance benefit of $277,000 received in the second quarter of 2002

Average Balances

	For The Quarter Ended		For The Six Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Securities	$58,733	$61,730	$58,882	$58,221
Loans	421,730	284,117	417,997	291,317
Fed funs sold/ interest bearing deposits at other banks	15,054	35,134	13,940	26,616
Total earning assets	495,517	380,981	490,819	376,154
Time, checking and savings deposits	335,995	299,015	333,157	295,384
Borrowings	73,494	10,514	73,904	11,763
Total interest bearing liabilities	409,489	309,529	407,061	307,147
Demand deposits	49,739	43,379	48,718	41,535
Shareholders’ equity	59,277	47,483	58,258	46,701

Capital Ratios

	6/30/03	12/31/02	6/30/02
Total Capital (to Risk-Weighted Assets)
Corporation	13.0%	12.5%	15.2%
Bank	12.5	11.8	13.0
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	11.0	10.4	14.0
Bank	10.4	9.7	11.8
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.5	8.8	11.4
Bank	9.0	8.3	9.6

EXHIBIT 99.2

Asset Quality

Retail and Mortgage Banking Segments

	6/30/03	12/31/02	6/30/02
Non-accrual loans	$2,053	$1,656	$1,679
Real estate owned	702	703	—

Total non-performing assets	$2,755	$2,359	$1,679
Accruing loans past due for 90 days or more	$3,093	$69	$672
Allowance for loan losses	$4,068	$3,765	$3,874
Non-performing assets to loans* and real estate owned	1.01%	88%	67%
Allowance for loan losses to loans* and real estate owned	1.50	1.40	1.54
Allowance for loan losses to non-performing assets	147.66	159.60	230.73

*Loans above excludes consumer finance loans at Moore Loans.

Consumer Finance Segment

	6/30/03	12/31/02	6/30/02
Non-accrual loans	$872	$688	$—
Accruing loans past due for 90 days or more	293	293	—
Allowance for loan losses	3,394	2,957	—
Dealer reserves	2,212	2,071	—
Non-accrual consumer finance loans to total consumer finance loans	1.15%	1.02%	—
Allowance for loan losses and dealer reserves to total consumer finance loans	7.41	7.48	—
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	642.89	730.81	—

Other Data and Ratios

	As Of and For the Six Months Ended
	6/30/03	6/30/02
Shares repurchased	80,000	—
Average price of repurchased shares	$28.13	—
Weighted average shares outstanding—diluted	3,769,428	3,611,056
Weighted average shares outstanding—basic	3,613,992	3,531,734
Market value per share at period end	$39.00	$21.24
Price to book value ratio at period end	2.29	1.54
Price to earnings ratio at period end	11.14	8.56

EXHIBIT 99.2

Notes to Selected Financial Data

[1]	Included in loans as of June 2003 are approximately $72,214,000 in loans attributable to Moore Loans.
[2]	Included in borrowings as of June 2003 are $20,000,000 in advances from the Federal Home Loan Bank, $36,372,000 in draws on a revolving line of credit from a third party bank, $5,000,000 from a fixed rate loan from a third party bank and $3,750,000 in subordinated debt from the previous owners of Moore Loans. These borrowings were used for the purchase and to fund a portion of the loans outstanding at Moore Loans.
[3]	Included in the provision for loan losses is $618,000 for the quarter ended 6/30/03 and $1,081,000 for the six months ended 6/30/03 attributable to Moore Loans.
4	The increase in net interest margin is largely a result of the purchase of Moore Loans on September 1, 2002. The average yield on loans at Moore Loans for the second quarter of 2003 was 16.53% and 16.73% for the six months ended 6/30/03.

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